Exhibit 4.2

VMWARE, INC.,

as the Company,

and

The Bank of New York Mellon Trust Company, N.A.,

as the Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 21, 2017

to

INDENTURE

DATED AS OF AUGUST 21, 2017

Relating to

$1,250,000,000 of 2.300% Notes due 2020

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of August 21, 2017 (this “First Supplemental Indenture”), between VMware, Inc. (the “Company”), a Delaware corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of August 21, 2017 (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its notes and other evidences of debt securities, to be issued in one or more series as therein provided;

WHEREAS, pursuant to the terms of the Base Indenture, on the date hereof, the Company desires to provide for the establishment of three series of notes to be known respectively as its 2.300% Notes due 2020, its 2.950% Notes due 2022 and its 3.900% Notes due 2027, the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and in supplemental indentures thereto;

WHEREAS, this First Supplemental Indenture relates to and sets forth the terms and conditions of the 2.300% Notes due 2020 (the “Notes”); and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a legal, valid and binding instrument in accordance with its terms, to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the legal, valid and binding obligations of the Company, and all acts and things necessary have been done and performed to make this First Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects;

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

Article One

Definitions

Section 1.01 Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

Section 1.02 References in this First Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this First Supplemental Indenture unless otherwise specified.

Section 1.03 For purposes of this First Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Additional Notes” means any additional Notes that may be issued from time to time pursuant to Section 2.01(b).

“Attributable Debt” means, in respect of a Sale and Lease-Back Transaction involving a Principal Property, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.

“Base Indenture” has the meaning provided in the Recitals.

“Below Investment Grade Rating Event” means, with respect to the Notes, the rating on the Notes is lowered by each of the Rating Agencies within 60 days from the earlier of (1) the date of the first public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a ratings event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) unless each of the Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event); provided, further, that notwithstanding the foregoing, a Below Investment Grade Rating Event shall not be deemed to have occurred so long as the Notes are rated Investment Grade by any of the Rating Agencies.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and those of the Company’s subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than a Permitted Parent, the Company or one or more of the Company’s Subsidiaries; (2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than a Permitted Parent, the Company or one of the Company’s wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; (4) Dell, together with its Parent Entities and Subsidiaries, becomes the beneficial owner, directly or indirectly, of 90% or more of each class of our then outstanding capital stock; or (5) the adoption by the Company of a plan providing for the Company’s liquidation or dissolution.

Notwithstanding the foregoing, (A) a transaction will not be considered to be a Change of Control under clause (2) above if (x) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction, (B) any change in the Persons who are the direct or indirect beneficial owners of Dell will not be considered a Change of Control and (C) Dell’s distribution or transfer of our shares in a transaction intended to qualify as a tax free distribution or transfer under Section 355 of the Internal Revenue Code will not be considered a Change of Control.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning provided in the Preamble.

“Comparable Treasury Issue” means the United States Treasury security selected, in accordance with customary financial practice, by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes (assuming for this purpose that the Notes matured on the Maturity Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming that the notes matured on the Maturity Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means total assets, less reserves, after deducting: (1) total current liabilities, excluding, notes and loans payable, current maturities of long-term debt, and current maturities of capital leases, and (2) certain intangible assets, to the extent included in total assets.

“Dell” means Dell Technologies, Inc.

“Depositary” has the meaning provided in Section 2.03(d).

“First Supplemental Indenture” has the meaning provided in the Preamble.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Indenture” has the meaning provided in the Recitals.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means August 21, 2017.

“Lien” means a mortgage, security interest, pledge, lien, charge or other encumbrance.

“Maturity Date” means August 21, 2020.

“Moody’s” means Moody’s Investors Services Inc. and its successors.

“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by the Company or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of the Company or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any Restricted Subsidiary or any assets of the Company or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Notes” has the meaning provided in the Recitals. For the avoidance of doubt, “Notes” shall include any Additional Notes.

“Parent Entity” means any person that, with respect to another person, owns 50% or more of the total voting power of the Voting Stock of such other person.

“Permitted Parent” means (a) Dell, any Parent Entity of Dell or any Subsidiary of Dell and (b) any Parent Entity that at the time it became a Parent Entity of the Company was not formed in connection with, or in contemplation of, a transaction that would otherwise constitute a Change of Control and that beneficially owns 100% of the Voting Stock of the Company; provided that the stockholders of the Company prior to such transaction beneficially own all of the voting stock of such Permitted Parent upon completion of such transaction.

“Principal Property” means the land, improvements, buildings and fixtures owned by the Company or a Restricted Subsidiary located in the United States that constitutes the Company’s principal corporate office, any manufacturing plant, any manufacturing facility, any research and development facility and any service and support facility (in each case including associated office facilities) and has a net book value in excess of 1% of the Company’s Consolidated Net Tangible Assets as of the determination date. Notwithstanding the foregoing, Principal Property does not include any property that the Board of Directors of the Company has determined in good faith not to be of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and one additional dealer in U.S. Government securities selected by the Company (each a “Primary Treasury Dealer”) and their respective successors which the Company specifies from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Restricted Subsidiary” means (1) any Subsidiary of the Company that (a) is a wholly-owned Subsidiary, (b) is a domestic Subsidiary and (c) owns or is a lessee of any Principal Property and (2) any other subsidiary that the Board of Directors of the Company may designate as a Restricted Subsidiary.

“S&P” means S&P Global Ratings, and its successors.

“Sale and Lease-back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person.

“Secured Debt” means any debt for borrowed money secured by a Lien upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired).

“Subsidiary” means a corporation of which more than 50% of the outstanding voting stock of such corporation is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries, and the accounts of which are consolidated with those of the Company in its most recent consolidated financial statements in accordance with generally accepted accounting principles. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Treasury Rate” means, as of any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which established yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated by us on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated by law or executive order to close.

“Trustee” has the meaning provided in the Preamble.

“Voting Stock” means, with respect to any person as of any date, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Article Two

General Terms and Conditions of the Notes

Section 2.01 Designation and Principal Amount.

(a) The Notes are hereby authorized and designated the 2.300% Notes due 2020. The Notes may be authenticated and delivered under the Indenture in an unlimited aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of the Indenture shall be in an aggregate principal amount of $1,250,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Section 2.02 of the Base Indenture. The Notes will be senior unsecured obligations of the Company and will rank on the same basis with all of the Company’s other senior unsecured indebtedness from time to time outstanding.

(b) In addition, without the consent of the Holders of the Notes, the Company may issue, from time to time in accordance with the provisions of the Indenture, Additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes (except for the issue date, issue price, and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional Notes). Any Additional Notes having such similar terms, together with the Notes issued on the date hereof, shall constitute a single series of Notes under the Indenture. Additional Notes of a series may only bear the same CUSIP number if they would be fungible for United States federal tax purposes with the existing Notes of that series. No Additional Notes may be issued if an Event of Default has occurred with respect to the Notes.

Section 2.02 Maturity.

The principal amount of the Notes shall mature and be due and payable, together with any accrued interest thereon, on August 21, 2020. If the maturity date of the Notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such Notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date.

Section 2.03 Form and Payment.

(a) The Notes shall be issued as global notes in fully registered book-entry form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The Notes are to be substantially in the form of Exhibit A which form is hereby incorporated in and made a part of this First Supplemental Indenture.

(c) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(d) Principal, premium, if any, and/or interest, if any, on the global notes representing the Notes shall be made to The Depository Trust Company (together with any successor thereto, the “Depositary”).

(e) The global notes representing the Notes shall be deposited with, or on behalf of, the Depositary and shall be registered in the name of the Depositary or a nominee of the Depositary. No global note may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

Section 2.04 Interest.

(a) The Company shall make interest payments on the Notes at the interest rate of 2.300% per annum semi-annually in arrears on February 21 and August 21 (each, an “Interest Payment Date”), beginning on February 21, 2018, to the Holders of record of the Notes at the close of business on the February 6 or August 6 immediately preceding the related Interest Payment Date. Interest on the Notes shall be paid on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date on the Notes falls on a date that is not a Business Day, the related payment of interest shall be made on the next succeeding Business Day as if made on the date the payment was due, and no interest on such payment shall accrue for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day.

Section 2.05 Other Terms and Conditions.

(a) The Notes are not subject to a sinking fund.

(b) The Defeasance and Covenant Defeasance provisions of the Article Eight of the Base Indenture will apply to the Notes.

(c) The Notes will be subject to the Events of Default provided in Section 601 of the Base Indenture.

(d) The Trustee will initially be the Security Registrar and Paying Agent for the Notes.

(e) The Notes will be subject to the covenants provided in Article Four and Article Five of the Base Indenture, as supplemented by Article Four herein.

(f) The Notes will not be guaranteed by any Person or Persons.

(g) The Notes will not be convertible into or exchangeable for any other securities.

Article Three

Redemption

Section 3.01 Optional Redemption.

(1) Except as set forth in clause (2) below, the Notes shall be redeemable in whole at any time or in part from time to time, at the Company’s option, prior to the Maturity Date, at a redemption price as calculated by the Company equal to the greater of: (a) 100% of the principal amount of the Notes to be redeemed; or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on the Maturity Date (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 12.5 basis points, plus, in the case of clauses (a) and (b), accrued and unpaid interest, if any on the amount being redeemed to, but excluding, the date of redemption.

(2) [Reserved].

(3) Notice of redemption shall be sent at least 30 but not more than 60 days before the redemption date to each Holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If fewer than all of the Notes are to be redeemed at any time, not more than 45 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called shall be selected in accordance with the procedures of DTC. The Trustee shall have no obligation to calculate any redemption price or premium.

Article Four

Additional Covenants

Section 4.01 Repurchase at the Option of Holders on Certain Changes of Control.

(a) If a Change of Control Repurchase Event occurs, unless the Company has exercised or will concurrently exercise its right to redeem the Notes as set forth in Article Three herein or to defease or satisfy and discharge the Notes, the Company shall make an offer to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of purchase.

(b) Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction or event that constitutes or may constitute the Change of Control, the Company shall send a notice to each Holder to which the Company is required to make a repurchase offer as described in clause (a) above, with a copy to the Trustee, describing the transaction or event that constitutes or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice may, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c) On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to the Company’s offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly send to each Holder of Notes properly tendered and not withdrawn the purchase price for such Notes, and the Trustee will promptly authenticate and send (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any such Notes surrendered; provided, that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(d) The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a change of control offer and the Company, or any third party approved in writing by the Company making a change of control offer in lieu of the Company as described herein, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the change of control offer, to redeem (with respect to the Company) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the change of control payment in respect of the Second Change of Control Payment Date.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.01, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.01 by virtue of any such conflict.

Section 4.02 Limitations on Liens.

(a) The Company shall not issue, incur, create, assume or guarantee, and shall not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any Secured Debt without in any such case effectively providing concurrently with issuance, incurrence, creation, assumption or guarantee of any such Secured Debt, or the grant of a Lien with respect to any such indebtedness, that the Notes (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with (or, at the Company’s option, prior to) such Secured Debt. The foregoing restriction with respect to Secured Debt, however, shall not apply to:

(1) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary, whether or not assumed, provided that such Liens were not incurred in connection with such acquisition;

(2) Liens on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such Liens are not incurred in anticipation of such corporation becoming a Restricted Subsidiary (which may include property previously leased by the Company and leasehold interests thereon, provided that the lease terminates prior to or upon the acquisition);

(3) Liens on property, shares of stock or indebtedness (including capitalized lease obligations) to secure the payment of all or any part of the purchase price thereof, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of or within 24 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, or the making of such improvements;

(4) Liens to secure indebtedness owing to the Company or to a Subsidiary;

(5) Liens existing on the Issue Date;

(6) Liens on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

(7) Liens in favor of the United States or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any State, territory or possession thereof (or the District of Columbia), (i) to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing, repairing or improving the property subject to such Liens or (iii) to secure taxes, assessments or other governmental charges or levies which are not yet due and payable or are payable without penalty or of which amount, applicability or validity is being contested by the Company and/or any Restricted Subsidiary in good faith by appropriate proceedings and the Company and/or such Restricted Subsidiary shall have set aside in its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by generally accepted accounting principles);

(8) Liens created in connection with the acquisition of assets or a project financed with, and created to secure, a Nonrecourse Obligation;

(9) Liens for materialmen’s, mechanics’, workmen’s, repairmen’s, landlord’s Liens for rent, or other similar Liens arising in the ordinary course of business in respect of obligations which are not yet overdue or which are being contested by the Company or any Restricted Subsidiary in good faith and by appropriate proceedings;

(10) Liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by the Company or any Restricted Subsidiary in the operation of business or the value of such property for the purpose of such business; and

(11) extensions, renewals, refinancings or replacements of any Lien referred to in the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) provided, however, that any Liens permitted by any of the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) shall not extend to or cover any property of the Company or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clauses and improvements thereto, and provided further that any refinancing or replacement of any Liens permitted by the foregoing clauses (7) and (8) shall be of the type referred to in such clauses (7) or (8), as the case may be.

(b) Notwithstanding the restrictions outlined in the preceding paragraph, the Company or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee Secured Debt, which would otherwise be subject to such restrictions, without equally and ratably securing the Notes, provided that after giving effect thereto, the aggregate principal amount of all Secured Debt (not including Liens permitted under clauses (1) through (11) above) does not exceed the greater of $1,000 million or 15% of the Consolidated Net Tangible Assets of the Company as most recently determined on or prior to such date.

(c) For purposes of determining compliance with this Section 4.02, (i) a Lien need not be incurred solely by reference to any particular subclause of clause (a) or in reliance upon clause (b) but are permitted to be incurred in part under any combination thereof and of any other available exemption and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the foregoing clauses and/or is permitted to be incurred in reliance upon the immediately preceding paragraph, the Company may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 4.02.

(d) Any Lien created for the benefit of the Holders of the Notes pursuant to clause (a) above may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes.

Section 4.03 Limitations on Sale and Lease-Back Transactions.

(a) The Company shall not, nor shall it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (1) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes as described in Section 4.02(a); or (2) the Company shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 365 days of such sale to either (or a combination of) the retirement (other than mandatory retirement, mandatory prepayment or sinking fund payment or by a payment at maturity) of debt for borrowed money of the Company or a Restricted Subsidiary that matures more than 12 months after the creation of such indebtedness or the purchase, construction or development of other comparable property.

(b) Notwithstanding the restrictions outlined in clause (a) above, the Company or any Restricted Subsidiary shall be permitted to enter into Sale and Lease-Back Transactions which would otherwise be subject to such restrictions, without applying the net proceeds of such transactions in the manner set forth in clause (2) of the preceding paragraph, provided that after giving effect thereto, the aggregate amount of such sale and Lease-Back Transactions, together with the aggregate amount of all Secured Debt not permitted by clauses (1) through (11) under Section 4.02(a), does not exceed the greater of $1,000 million or 15% of Consolidated Net Tangible Assets of the Company as most recently determined on or prior to such date.

Article Five

Miscellaneous

Section 5.01 Application of First Supplemental Indenture.

The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed. This First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 5.02 Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

Section 5.03 Conflict with Base Indenture.

To the extent not expressly amended or modified by this First Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this First Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this First Supplemental Indenture shall control.

Section 5.04 Governing Law; Submission of Jurisdiction; Waiver of Jury Trial.

THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Company hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 5.05 Successors.

All agreements of the Company in the Base Indenture, this First Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this First Supplemental Indenture shall bind its successors.

Section 5.06 Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 5.07 Trustee Disclaimer.

The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture and the Notes other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein and in the Notes are deemed to be those of the Company and not the Trustee and the Trustee assumes no responsibility for the same. The Trustee or any Authenticating Agent shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties to this First Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

VMWARE, INC.

By:	/s/ Zane Rowe
Name:	Zane Rowe
Title:	Executive Vice President and Chief Financial Officer

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Karen Yu
Name:	Karen Yu
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

No. ___________	CUSIP/ISIN No.: ________

2.300% Senior Notes Due 2020

VMware, Inc.

a Delaware corporation

promises to pay to                                                           or registered assigns the principal sum of                                  Dollars on August 21, 2020.

Interest Payment Dates: February 21 and August 21

Record Dates: February 6 and August 6

Authenticated: August 21, 2017

Dated: August 21, 2017

VMware, Inc.

By:
Name:
Title:

The Bank of New York Mellon Trust Company, N.A., as Trustee, certifies that this is one of the Securities referred to in the within mentioned Indenture.

By:
Authorized Signatory

VMware, Inc.

2.300% Senior Notes Due 2020

VMware, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), issued this Security under an Indenture dated as of August 21, 2017, (as amended, modified or supplemented from time to time in accordance therewith, the “Base Indenture”), as supplemented by the Supplemental Indenture dated as of August 21, 2017, (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”), to which reference is hereby made for a statement of the respective rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders and of the terms upon which the Securities are, and are to be, authorized and delivered. All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them therein.

1. Interest. The Company promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on February 21 and August 21 of each year, commencing February 21, 2018, until the principal is paid or made available for payment. Interest on the Securities will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from August 21, 2017, provided that, if there is no existing default in the payment of interest, and if this Security is authenticated between a record date referred to on the face hereof and the next succeeding interest payment date, interest shall accrue from such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Securities (except defaulted interest, if any, which will be paid on such special payment date to Holders of record on such special record date as may be fixed by the Company) to the persons who are registered Holders of Securities at the close of business on the February 6 and August 6 immediately preceding the Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in U.S. Dollars that at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, the Trustee will act as Paying Agent and Registrar. The Company may change or appoint any Paying Agent, Registrar or co-Registrar without notice. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Registrar or co-Registrar.

4. Optional Redemption. The Company may redeem the Securities at any time in whole or in part, at its option, prior to the Maturity Date, at a redemption price as calculated by the Company equal to the greater of:

•	100% of the principal amount of the Securities to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Securities matured on the Maturity Date (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 12.5 basis points, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding the date of redemption.

Notice of redemption will be sent at least 30 but not more than 60 days before the redemption date to each holder of record of the Securities to be redeemed at its registered address. The notice of redemption for the Securities will state, among other things, the series and amount of Securities to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Securities to be redeemed. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on any Securities that have been called for redemption at the redemption date. If fewer than all of the Securities are to be redeemed at any time, not more than 45 days prior to the redemption date, the particular Securities or portions thereof for redemption from the outstanding Securities not previously called shall be selected in accordance with the procedures of DTC. The Trustee shall have no obligation to calculate any redemption price or premium.

5. Mandatory Redemption. The Notes are not subject to any sinking fund payment.

6. Denominations, Transfer, Exchange. The Securities are in registered form only without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Securities by presentation of such Securities to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount of Securities of other denominations. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Security selected for redemption or purchase, except the unredeemed or unpurchased part thereof if the Security is redeemed or purchased in part, or transfer or exchange any Securities for a period of 15 days before a selection of Securities to be redeemed or purchased.

7. Persons Deemed Owners. The registered Holder of this Security shall be treated as the owner of it for all purposes.

8. Unclaimed Money. Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

9. Amendment, Supplement, Waiver. Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the outstanding Securities of each Series affected by the amendment and any past default or compliance with any provision relating to any Series of the Securities may be waived in a particular instance with the consent of the Holders of a majority in principal amount of the outstanding Securities of such Series. Without the consent of any Securityholder, the Company and the Trustee may amend or supplement the Indenture or the Securities in certain respects as specified in the Indenture.

10. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Securities and the Indenture, the predecessor corporation will be released from those obligations.

11. Trustee Dealings With Company. Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not Trustee, including owning or pledging the Securities.

12. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities. The waiver may not be effective to waive liabilities under the federal securities laws.

13. Discharge of Indenture. The Indenture contains certain provisions pertaining to defeasance and discharge, which provisions shall for all purposes have the same effect as if set forth herein.

14. Authentication. This Security shall not be valid until an authorized signatory of the Trustee signs the certificate of authentication on the other side of this Security.

15. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

16. GOVERNING LAW. THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

17. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Securities and has directed the Trustee to use CUSIP and ISIN numbers in notices of repurchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of repurchase and reliance may be placed only on the other identification numbers placed thereon.

18. Copies. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and the applicable Authorizing Resolution or supplemental indenture. Requests may be made to: VMware, Inc., 3401 Hillview Avenue, Palo Alto, California 94304, Attention: Chief Financial Officer.

ASSIGNMENT FORM

If you the Holder want to assign this Security, fill in the form below:

I or we assign and transfer this Security to                                               (insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address, and zip code)

and irrevocably appoint                                                                                   agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:
Your signature
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee: